HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE
News Media, contact:            Matt Hall, (336) 519-3386
Analysts and Investors, contact:    T.C. Robillard, (336) 519-2115

HANESBRANDS APPOINTS DAVID V. SINGER TO BOARD OF DIRECTORS

WINSTON-SALEM, N.C. (Oct. 20, 2014) - HanesBrands (NYSE: HBI), a leading global maker and marketer of everyday basic apparel under world-class brands, today announced that David V. Singer, former chief executive officer of snack food leader Snyder’s-Lance, Inc., has been appointed to the company’s board of directors.

Singer, 59, whose term runs until the 2015 annual meeting of stockholders, will serve on the board’s audit committee. With Singer’s appointment, the Hanes board has 10 members.

Singer, who had a successful multidecade career in the food/beverage and finance industries, retired as CEO from Snyder’s-Lance, Inc., in May 2013 after creating a leading national snack food company through acquisitions and turning around the Charlotte-based company by leading the overhaul of its supply chain, sales, marketing and distribution functions.

“Dave’s leadership skills, finance acumen and vast consumer-product experience across multiple disciplines make him a valued addition to our talented board of directors,” Hanes Chairman and Chief Executive Officer Richard A. Noll said.

Singer served as CEO of Lance, Inc., from 2005 until 2010 when he oversaw the merger with Snyder’s of Hanover, resulting in a snack food company with some of the leading pretzel, sandwich cracker and snack brands in the country. He served as CEO of Snyder’s-Lance, Inc., from 2010 until his retirement. Prior to that, he held the treasurer, chief financial officer and executive vice president roles in a 19-year career at Coca-Cola Bottling Co. Consolidated in Charlotte, one of the nation's largest independent Coca-Cola bottlers, as well as finance positions at BNY Mellon in Pittsburgh.

He serves as a director of Brunswick Corporation, Flowers Foods, Inc., and SPX Corporation. He earned his bachelor of science degree in marketing and MBA from Pennsylvania State University in State College, Penn.

HanesBrands Appoints David V. Singer to Board of Directors - Page 2

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands in the Americas, Asia and Europe, including Hanes, Champion, Playtex, DIM, Bali, Maidenform, Flexees, JMS/Just My Size, Wonderbra, Nür Die, Lovable and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, men’s underwear, children’s underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. Ranked No. 530 on the Fortune 1000 list, Hanes has approximately 55,900 employees in more than 35 countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2014, 2013 and 2012 Sustained Excellence Award winner and 2011 and 2010 Partner of the Year award winner. The company has been ranked on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

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